EXHIBIT 10.17

Compensation Arrangements for Stoney M. Stubbs, Jr.
January 1, 2009

The following is a summary of the compensation arrangement effective January 1, 2009, for Stoney M. Stubbs Jr. in his capacity as Chairman, President and Chief Executive Officer of the Company.

Annual Base Salary.  $408,770

Annual and Long-Term Incentive Compensation Plans. Participation in the Company’s Incentive Bonus Plan, the 2005 Stock Incentive Plan and the 2005 Executive Bonus and Restricted Stock Plan.

Benefit Plans and Other Arrangements. Mr. Stubbs is eligible to participate in the Company’s broad-based programs including health, disability and life insurance programs, the Frozen Food Express Industries, Inc. 401 (k) Savings Plan, and the FFE Transportation Services, Inc. 401(k) Wrap Plan.  He was also eligible to participate in the Key Employee Supplemental Medical Plan.

Change in Control Agreements. Mr. Stubbs and the Company entered into a Change in Control Agreement which entitles executive officers severance benefits in the event of a “change in control” of the Company during the term of his employment.

Perquisites. Mr. Stubbs is eligible to participate in certain programs offered by the Company, including automobile mileage reimbursement for business purposes plus a $500 per month automobile allowance and a Christmas bonus equal to one week’s annual base salary.